Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 4th Quarter 2011 and Year-End Results

Ocean City, New Jersey – January 31, 2012 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,481,000, or $0.22 per basic and diluted share, for the quarter ended December 31, 2011 as compared to $1,428,000, or $0.21 per basic and diluted share, for the same quarter last year. For the full year ended December 31, 2011, net income was $5,058,000, or $0.75 per basic share and $0.74 per diluted share, as compared to $5,444,000, or $0.80 per basic and diluted share, for 2010. Results reflect after tax expenses of $48,000 during the fourth quarter and $586,000 for the full year ended December 31, 2011 associated with the acquisition of CBHC Financialcorp, Inc. and its subsidiary Select Bank, compared to no similar expense during the same periods in 2010. The acquisition closed on August 1, 2011.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

"We are very pleased to report strong results for 2011," said Steven E. Brady, President and CEO. "Net income, which was again over $5.0 million, dipped slightly compared to last year due to the additional expenses incurred in connection with the acquisition of Select Bank. We completed the integration in the third quarter, so we look forward to seeing the benefit of the transaction in our full 2012 results."

Balance Sheet Review

Total assets grew $155.1 million, or 18.5%, to $994.9 million at December 31, 2011 from December 31, 2010. Loans receivable, net, increased $67.5 million, or 10.2%, to $727.9 million. The acquisition of Select Bank contributed $84.1 million of loans. Excluding the effects of the acquisition, the loan portfolio contracted slightly as repayments exceeded new originations due to lower loan demand. Cash and cash equivalents increased $44.8 million to $155.7 million while investments and mortgage-backed securities increased $29.0 million, or 122.3%, to $52.7 million, both increases primarily a result of the contributions of the acquisition of Select Bank.

Deposits grew $149.1 million, or 24.7%, to $752.5 million at December 31, 2011 from December 31, 2010. The acquisition of Select Bank contributed $122.9 million of deposits. Total borrowings remained unchanged at $125.5 million, including $110.0 million of FHLB advances.

Asset Quality

The provision for loan losses totaled $129,000 for the fourth quarter of 2011 compared to $76,000 for the fourth quarter of 2010 and $141,000 for the third quarter of 2011. The increase in the provision over the prior year quarter resulted from additional reserves required on higher loan delinquencies in 2011 compared to 2010. The provision decreased to $473,000 for the year-ended 2011 compared to $892,000 for the year-ended 2010. The decrease resulted from higher specific reserves on loans required in 2010 compared to 2011. The allowance for loan losses totaled $3.7 million, or 0.51% of total loans, at December 31, 2011 compared to $4.0 million, or 0.60% of total loans, at December 31, 2010. The Company experienced $772,000 in net charge-off activity for 2011 compared to $380,000 for 2010.

Non-performing assets totaled $5.9 million, or 0.60% of total assets, at December 31, 2011, compared to $5.3 million, or 0.63% of total assets, at December 31, 2010. Non-performing assets consisted of twenty one residential mortgages totaling $5.3 million, one commercial mortgage totaling $137,000, two commercial loans totaling $299,000, four consumer equity loans totaling $96,000 and one real estate owned property totaling $98,000. Specific reserves recorded for these loans at December 31, 2011 were $386,000.

Income Statement Analysis

Net interest income increased $1.1 million for the fourth quarter of 2011 compared to the fourth quarter of 2010. Net interest margin increased 13 basis points in the quarter ended December 31, 2011 to 3.54% from 3.41% for the quarter ended December 31, 2010. On a linked-quarter basis, net interest margin decreased 1 basis point from 3.55% in the third quarter of 2011. The increase in net interest income for the fourth quarter of 2011 was the result of an increase in average interest-earning assets of $95.4 million and a decrease of 55 basis points in the average cost of interest-bearing liabilities to 1.40% from 1.95%, offset by an increase in average interest-bearing liabilities of $136.4 million and a decrease of 33 basis points in the average yield on interest-earning assets to 5.01% from 5.34%.

Net interest income increased $2.0 million, or 8.4%, for the full year ended 2011 to $25.9 million compared to the same period in the prior year. An increase in net interest margin of 8 basis points to 3.51% from 3.43% was mainly the result of a decrease in the cost of interest-bearing liabilities of 50 basis points to 1.62%, offset by a decrease in the yield on interest-earning assets of 26 basis points to 5.16%.

Other income increased $65,000, or 7.4%, and $135,000, or 4.0%, to $939,000 and $3.5 million, for the fourth quarter and full year, respectively, compared to the same periods in 2010. The increase in other income resulted from increases in deposit and loan account fees and debit card commissions offset by decreases in cash surrender value of life insurance over the prior period.

Other expenses increased $1.0 million, or 23.1%, to $5.4 million for the fourth quarter of 2011, compared to $4.4 million for the fourth quarter of 2010. Other expenses increased $2.9 million, or 16.3%, to $20.4 million for the twelve months ended December 31, 2011 compared to $17.5 million for the twelve months ended December 31, 2010. Costs associated with the merger with CBCH Financialcorp and its subsidiary Select Bank accounted for increases totaling $90,000 for the fourth quarter of 2011 and $826,000 for the twelve months ended December 31, 2011. Additional increases of $319,000 in the fourth quarter and $516,000 in the twelve months ended 2011 resulted from the acquired operations of Select Bank. The remaining $603,000 for the fourth quarter and $1.5 million for the twelve months of 2011 resulted from normal increases in year over year operations.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (unaudited)

	December 31,	December 31,
	2011	2010	% Change
	(Dollars in thousands)

Total assets	$994,926	$839,857	18.5%
Cash and cash equivalents	155,653	110,865	40.4
Investment securities	52,732	23,721	122.3
Loans receivable, net	727,887	660,340	10.2
Deposits	752,455	603,334	24.7
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	104,692	100,554	4.1

SELECTED OPERATING DATA (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
	(Dollars in thousands, except share and per share amounts)

Interest and dividend income	$9,883	$9,270	6.6%	$38,087	$37,716	1.0%
Interest expense	2,896	3,357	(13.7)	12,186	13,829	(11.9)
Net interest income	6,987	5,913	18.2	25,901	23,887	8.4

Provision for loan losses	129	76	69.7	473	892	(47.0)

Net interest income after provision for loan losses	6,858	5,837	17.5	25,428	22,995	10.6

Other income	939	874	7.4	3,538	3,403	4.0
Other expense	5,389	4,377	23.1	20,376	17,523	16.3

Income before taxes	2,408	2,334	3.2	8,590	8,875	(3.2)
Provision for income taxes	927	906	2.3	3,532	3,431	2.9

Net Income	$1,481	$1,428	3.7	$5,058	$5,444	(7.1)

Earnings per share basic	$0.22	$0.21		$0.75	$0.80
Earnings per share diluted	$0.22	$0.21		$0.74	$0.80

Average shares outstanding:
Basic	6,769,726	6,721,891		6,748,334	6,798,317
Diluted	6,843,937	6,769,445		6,831,989	6,798,317

N/M – not measurable

	Three Months Ended December 31, 2011		Three Months Ended December 31, 2010
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$735,627	5.05%	$669,025	5.26%
Investment securities	53,557	4.51%	24,718	7.66%
Total interest-earning assets	789,184	5.01%	693,743	5.34%

Interest-bearing deposits	$699,942	0.78%	$563,510	1.30%
Total borrowings	125,464	4.86%	125,464	4.86%
Total interest-bearing liabilities	825,406	1.40%	688,974	1.95%

Interest rate spread		3.61%		3.40%
Net interest margin		3.54%		3.41%

	Year Ended December 31, 2011		Year Ended December 31, 2010
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$693,497	5.18%	$668,910	5.37%
Investment securities	43,943	4.98%	26,623	6.86%
Total interest-earning assets	737,440	5.16%	695,533	5.42%

Interest-bearing deposits	$625,732	0.98%	$526,530	1.48%
Total borrowings	125,464	4.83%	125,464	4.83%
Total interest-bearing liabilities	751,196	1.62%	651,994	2.12%

Interest rate spread		3.54%		3.30%
Net interest margin		3.51%		3.43%

ASSET QUALITY DATA (unaudited)

	Year Ended December 31, 2011	Year Ended December 31, 2010
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,988	$3,476
Provision for loan losses	473	892

Charge-offs	(773)	(380)
Recoveries	1	—
Net charge-offs	(772)	(380)

Allowance at end of period	$3,689	$3,988
Allowance for loan losses as a percent of total loans	0.51%	0.60%
Allowance for loan losses as a percent of nonperforming loans	63.4%	76.4%

	As of December 31, 2011	As of December 31, 2010
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$5,291	$4,282
Real estate mortgage - commercial	137	729
Commercial	299	134
Consumer	96	77
Total	5,823	5,222

Real estate owned	98	98
Other nonperforming assets	—	—

Total nonperforming assets	$5,921	$5,320
Nonperforming loans as a percent of total loans	0.80%	0.79%
Nonperforming assets as a percent of total assets	0.60%	0.63%

SELECTED FINANCIAL RATIOS (unaudited)

	Year Ended
	December 31, 2011	December 31, 2010

Selected Performance Ratios:
Return on average assets	0.54%	0.66%
Return on average equity	4.90%	5.45%
Interest rate spread	3.54%	3.30%
Net interest margin	3.51%	3.43%
Efficiency ratio	69.21%	64.21%

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (unaudited)

	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,987	$6,778	$6,162	$5,975	$5,913
Provision for loan losses	129	141	128	75	76
Net interest income after provision for loan losses	6,858	6,637	6,034	5,900	5,837
Other income	939	934	862	802	874
Other expense	5,389	5,521	4,810	4,656	4,377
Income before taxes	2,408	2,050	2,086	2,046	2,334
Provision for income taxes	927	835	928	841	906
Net income	$1,481	$1,215	$1,158	$1,205	$1,428

Share Data:
Earnings per share basic	$0.22	$0.18	$0.17	$0.18	$0.21
Earnings per share diluted	$0.22	$0.18	$0.17	$0.18	$0.21
Average shares outstanding basic	6,769,726	6,753,956	6,738,827	6,730,331	6,721,891
Average shares outstanding diluted	6,843,937	6,836,697	6,809,077	6,801,558	6,769,445
Total shares outstanding	7,291,643	7,291,643	7,296,780	7,296,780	7,296,780

Balance Sheet Data:
Total assets	$994,926	$1,021,625	$860,269	$861,365	$839,857
Investment securities	53,732	49,679	47,474	42,131	23,721
Loans receivable, net	727,887	743,945	662,841	660,385	660,340
Deposits	752,455	780,564	621,189	623,685	603,334
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	104,692	104,063	102,822	101,750	100,554

Asset Quality:
Non-performing assets	$5,921	$5,297	$6,033	$5,910	$5,320
Non-performing loans to total loans	0.80%	0.67%	0.90%	0.88%	0.79%
Non-performing assets to total assets	0.60%	0.52%	0.70%	0.69%	0.63%
Allowance for loan losses	$3,689	$4,119	$4,068	$4,063	$3,988
Allowance for loan losses to total loans	0.51%	0.55%	0.61%	0.62%	0.60%
Allowance for loan losses to non-performing loans	63.4%	82.6%	68.5%	69.9%	76.4%